Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter EPS of $0.16

2011 Fourth Quarter

•	Revenues of $952.7 million – up 11%

•	Net earnings of $30.3 million, or $0.16 per diluted share, compared to $32.0 million, or $0.17 per diluted share

•	Lennar Homebuilding operating earnings of $25.2 million, compared to $27.0 million

•	Gross margin on home sales:

•	21.6% (excluding valuation adjustments of $17.9 million) – improved 80 basis points

•	19.4% (including valuation adjustments) – improved 170 basis points

•	S,G&A expenses as a % of revenues from home sales of 13.8%, improved 30 basis points

•	Operating margin on home sales:

•	7.8% (excluding valuation adjustments of $17.9 million) – improved 110 basis points

•	5.6% (including valuation adjustments) – improved 190 basis points

•	Lennar Financial Services operating earnings of $9.1 million, compared to $11.7 million

•

Rialto Investments operating earnings totaled $8.0 million (including $2.0 million of net loss attributable to noncontrolling interests), compared to $12.4 million (net of $12.7 million of net earnings attributable to noncontrolling interests)

•	Rialto Investments operating earnings include mark-to-market unrealized losses of $7.6 million related to the AB PPIP fund, compared to mark-to-market unrealized gains of $4.7 million in Q4 2010

•	Deliveries of 3,375 homes – up 9%

•	New orders of 3,027 homes – up 20%

•	Cancellation rate of 20%

•	Backlog of 2,171 homes – up 35%

•	Lennar Homebuilding cash and cash equivalents of $1.0 billion

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 46.4%

2011 Fiscal Year

•	Revenues of $3.1 billion – up 1%

•	Net earnings of $92.2 million, or $0.48 per diluted share, compared to $95.3 million, or $0.51 per diluted share

•	Deliveries of 10,845 homes – down 1%

•	New orders of 11,412 homes – up 4%

(more)

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Miami, January 11, 2012 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2011. Fourth quarter net earnings attributable to Lennar in 2011 were $30.3 million, or $0.16 per diluted share, compared to fourth quarter net earnings attributable to Lennar in 2010 of $32.0 million, or $0.17 per diluted share. Net earnings attributable to Lennar for the year ended November 30, 2011 were $92.2 million, or $0.48 per diluted share, compared to net earnings attributable to Lennar for the year ended November 30, 2010 of $95.3 million, or $0.51 per diluted share.

Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are pleased to report EPS of $0.16 for our fourth fiscal quarter of 2011, making this our seventh consecutive quarter of profitability. Despite operating in a challenging real estate market, we achieved profitability in all of our business segments.”

“During the quarter, we continued to manage our homebuilding business carefully with tight controls over our costs and a focus on improving our gross margins. We benefited greatly from our strategic capital investments in new higher margin communities, which helped us produce a 21.6% gross margin, excluding valuation adjustments, in the fourth quarter.”

Mr. Miller continued, “As we come to the end of 2011 and head into 2012, we have seen the market start to stabilize, driven by a combination of low home prices and low interest rates, making the decision to purchase a new home more attractive, compared to the heated rental market. These factors are reflected in our new orders and sales backlog, which increased 20% and 35%, respectively, from the prior year quarter.”

“On the Rialto side of our business, our first real estate fund successfully raised $700 million and is now contributing management fees and investment income to our bottom line results. We continue to see significant opportunities to invest in distressed assets for our Rialto business.”

Mr. Miller concluded, “Our balance sheet strength will allow us to capitalize on future opportunities as they present themselves, and we believe that our Homebuilding and Rialto segments are well positioned to lead the way to a third consecutive profitable year in 2012.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2011 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2010

Lennar Homebuilding

Revenues from home sales increased 13% in the fourth quarter of 2011 to $816.5 million from $725.8 million in the fourth quarter of 2010. Revenues were higher primarily due to a 10% increase in the number of home deliveries, excluding unconsolidated entities and a 2% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 3,359 homes in the fourth quarter of 2011 from 3,060 homes last year. The average sales price of homes delivered increased to $243,000 in the fourth quarter of 2011 from $238,000 in the same period last year. Sales incentives offered to homebuyers were $33,900 per home delivered in the fourth quarter of 2011, or 12.2% as a percentage of home sales revenue, compared to $33,700 per home delivered in the fourth quarter of 2010, or 12.4% as a percentage of home sales revenue.

Gross margins on home sales were $158.4 million, or 19.4%, in the fourth quarter of 2011, which included $17.9 million of valuation adjustments, compared to gross margins on home sales of $128.7 million, or 17.7%, in the fourth quarter of 2010, which included $22.3 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments.

Gross profits on land sales totaled $0.8 million in the fourth quarter of 2011, net of $0.4 million of write-offs of deposits and pre-acquisition costs, compared to gross profits on land sales of $13.7 million in the fourth quarter of 2010, which included a $14.1 million reduction of an obligation related to a profit participation agreement, partially offset by $3.1 million in write-offs of deposits and pre-acquisition costs.

Selling, general and administrative expenses were $112.5 million and $102.0 million, respectively, in the fourth quarter of 2011 and 2010. Selling, general and administrative expenses as a percentage of revenues from home sales improved 30 basis points to 13.8% in the fourth quarter of 2011, compared to 14.1% in the fourth quarter of 2010.

Lennar Homebuilding equity in loss from unconsolidated entities was $69.2 million in the fourth quarter of 2011, which primarily included the Company’s share of valuation adjustments of $57.6 million related to an asset distribution from a Lennar Homebuilding unconsolidated entity as the result of a linked transaction. This was offset by a pre-tax gain of $62.3 million included in Lennar Homebuilding other income, net, related to that unconsolidated entity’s net asset distribution. The transaction resulted in a net pre-tax gain of $4.7 million. Lennar Homebuilding equity in loss from unconsolidated entities was $1.7 million in the fourth quarter of 2010.

Lennar Homebuilding other income, net, totaled $69.7 million in the fourth quarter of 2011, which included the $62.3 million pre-tax gain discussed above. Lennar Homebuilding other income, net, totaled $4.9 million in the fourth quarter of 2010, net of $1.2 million of valuation adjustments to the Company’s investments in unconsolidated entities.

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Homebuilding interest expense was $43.2 million in the fourth quarter of 2011 ($20.9 million was included in cost of homes sold, $0.3 million in cost of land sold and $22.0 million in other interest expense), compared to $36.9 million in the fourth quarter of 2010 ($19.7 million was included in cost of homes sold, $0.6 million in cost of land sold and $16.6 million in other interest expense). Interest expense increased primarily due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $9.1 million in the fourth quarter of 2011, compared to operating earnings of $11.7 million in the same period last year. The decrease in profitability was due primarily to decreased volume in the segment’s mortgage operations.

Rialto Investments

In the fourth quarter of 2011, operating earnings for the Rialto Investments segment were $6.0 million (net of $2.0 million of net loss attributable to noncontrolling interests), compared to operating earnings of $25.1 million (which included $12.7 million of net earnings attributable to noncontrolling interests) in the same period last year. In the fourth quarter of 2011, revenues in this segment were $46.5 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $19.7 million in the same period last year, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans. In the fourth quarter of 2011, Rialto Investments other income, net, was $0.9 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure as well as gains from real estate sales, offset by expenses related to owning and maintaining real estate owned assets. In the fourth quarter of 2010, Rialto Investments other income, net, was $17.3 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure as well as gains from real estate sales.

The segment also had equity in earnings (loss) from unconsolidated entities of ($3.0) million in the fourth quarter of 2011, consisting primarily of $7.6 million of unrealized losses related to the Company’s share of the mark-to-market adjustments of the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”), partially offset by interest income earned by the AB PPIP fund and equity in earnings related to the Rialto Investments Real Estate Fund. This compares to equity in earnings (loss) from unconsolidated entities of $9.0 million in the same period last year, which included $4.7 million of unrealized gains related to the Company’s share of the mark-to-market adjustments of AB PPIP investments. In the fourth quarter of 2011, expenses in this segment were $38.4 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $20.8 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $28.5 million, or 3.0% as a percentage of total revenues, in the fourth quarter of 2011, compared to $25.1 million, or 2.9% as a percentage of total revenues, in the fourth quarter of 2010.

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Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were ($4.8) million and $10.5 million, respectively, in the fourth quarter of 2011 and 2010. Net loss attributable to noncontrolling interests during the fourth quarter of 2011 was attributable to noncontrolling interests related to the Company’s homebuilding and Rialto Investments operations. Net earnings attributable to noncontrolling interests during the fourth quarter of 2010 was primarily related to net earnings attributable to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net loss attributable to noncontrolling interests related to the Company’s homebuilding operations.

Change in Reportable Segments

The Company has disaggregated its Southeast Florida homebuilding division from its Homebuilding East reportable segment and has presented Homebuilding Southeast Florida as a separate reportable segment due to the division currently achieving one of the quantitative thresholds set forth in Accounting Standard Codification Topic 280, Segment Reporting, (“ASC 280”). In addition, the Company reclassified the homebuilding activities in the states of Georgia, North Carolina and South Carolina from Homebuilding Other to the Homebuilding East reportable segment because these states currently meet the reportable segment aggregation criteria in ASC 280. All prior year segment information has been restated to conform to the quarterly and fiscal year 2011 presentation, and have no effect on the Company’s consolidated financial position, results of operations or cash flows for such periods.

Debt Transactions

In October 2011, the Company retired the remaining $113.2 million of its 5.95% senior notes due October 2011 for 100% of the outstanding principal amount plus accrued and unpaid interest as of the maturity date. In November 2011, the Company issued $350 million of 3.25% convertible senior notes due 2021 in a private offering under SEC Rule 144A. Subsequent to November 30, 2011, the Company issued an additional $50.0 million of the 3.25% convertible senior notes due 2021 to cover over-allotments.

YEAR ENDED NOVEMBER 30, 2011 COMPARED TO

YEAR ENDED NOVEMBER 30, 2010

Lennar Homebuilding

For both the years ended November 30, 2011 and 2010, revenues from home sales were $2.6 billion. There was a 1% increase in the average sales price of homes delivered, offset by a 1% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 10,746 homes in the year ended November 30, 2011 from 10,859 homes last year. The average sales price of homes delivered increased to $244,000 in the year ended November 30, 2011 from $243,000 in the same period last year. Sales incentives offered to homebuyers were $33,700 per home delivered in the year ended November 30, 2011, or 12.1% as a percentage of home sales revenue, compared to $32,800 per home delivered in the same period last year, or 11.9% as a percentage of home sales revenue.

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Gross margins on home sales were $523.4 million, or 19.9%, in the year ended November 30, 2011, which included $35.7 million of valuation adjustments, compared to gross margins on home sales of $517.9 million, or 19.7%, in the year ended November 30, 2010, which included $44.7 million of valuation adjustments.

Gross profits on land sales totaled $7.7 million in the year ended November 30, 2011, net of $0.5 million of valuation adjustments and $1.8 million in write-offs of deposits and pre-acquisition costs, compared to gross profits on land sales of $21.4 million in the year ended November 30, 2010, primarily due to a $14.1 million reduction of an obligation related to a profit participation agreement. Gross profits on land sales for the year ended November 30, 2010 were net of $3.4 million valuation adjustments and $3.1 million in write-offs of deposits and pre-acquisition costs.

Selling, general and administrative expenses were $384.8 million in the year ended November 30, 2011, which included $8.4 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company, offset by $8.0 million related to the receipt of a settlement discussed below. Selling, general and administrative expenses were $377.0 million in the year ended November 30, 2010. Selling, general and administrative expenses as a percentage of revenues from home sales increased to 14.7% in the year ended November 30, 2011, from 14.3% in 2010.

Lennar Homebuilding equity in loss from unconsolidated entities was $62.7 million in the year ended November 30, 2011, which primarily included the Company’s share of valuation adjustments of $57.6 million related to an asset distribution from a Lennar Homebuilding unconsolidated entity as the result of a linked transaction. This was offset by a pre-tax gain of $62.3 million included in Lennar Homebuilding other income, net, related to that unconsolidated entity’s net asset distribution. The transaction resulted in a net pre-tax gain of $4.7 million. In addition, Lennar Homebuilding equity in loss from unconsolidated entities included $8.9 million of valuation adjustments related to assets of Lennar Homebuilding’s unconsolidated entities, offset by the Company’s share of a gain on debt extinguishment at one of Lennar Homebuilding’s unconsolidated entities totaling $15.4 million. In the year ended November 30, 2010, Lennar Homebuilding equity in loss from unconsolidated entities was $11.0 million, which included $10.5 million of valuation adjustments related to assets of Lennar Homebuilding unconsolidated entities, partially offset by a net pre-tax gain of $7.7 million as a result of a transaction by one of Lennar Homebuilding’s unconsolidated entities.

Lennar Homebuilding other income, net, totaled $116.1 million in the year ended November 30, 2011, which included the $62.3 million pre-tax gain discussed above and $29.5 million related to the receipt of a settlement. The parties to certain litigation in which the Company was plaintiff entered into a settlement agreement in which they agreed the Company may make the following statement: “Lennar recently settled litigation against a third party in connection with Lennar’s ongoing dispute with Nicolas Marsch, III and his affiliates. As a result of the settlement, the third party paid Lennar total cash consideration of $37.5 million and that the terms are confidential.” Lennar Homebuilding other income, net, in the year ended November 30, 2011 also included $5.1 million related to the favorable resolution of a joint venture and the recognition of $10.0 million of deferred management fees related to management services previously performed for one of Lennar Homebuilding’s unconsolidated entities. These amounts were partially offset by $10.5 million of valuation adjustments to the Company’s investments in Lennar Homebuilding’s unconsolidated entities. In the year ended

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November 30, 2010, Lennar Homebuilding other income, net, was $19.1 million, which included a $19.4 million pre-tax gain on the extinguishment of other debt and other income, partially offset by a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer.

Homebuilding interest expense was $163.0 million in the year ended November 30, 2011 ($70.7 million was included in cost of homes sold, $1.6 million in cost of land sold and $90.7 million in other interest expense), compared to $143.9 million in the year ended November 30, 2010 ($71.5 million was included in cost of homes sold, $2.0 million in cost of land sold and $70.4 million in other interest expense). Interest expense increased primarily due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $20.7 million in the year ended November 30, 2011, compared to operating earnings of $31.3 million in the same period last year. The decrease in profitability was due primarily to decreased volume in the segment’s mortgage operations. In addition, in the year ended November 30, 2010, the Lennar Financial Services segment received $5.1 million of proceeds from the previous sale of a cable system.

Rialto Investments

In the year ended November 30, 2011, operating earnings for the Rialto Investments segment were $63.5 million (which included $28.9 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $57.3 million (which included $33.2 million of net earnings attributable to noncontrolling interests) in the same period last year. In the year ended November 30, 2011, revenues in this segment were $164.7 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $92.6 million in the same period last year. In the year ended November 30, 2011, Rialto Investments other income, net, was $39.2 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure, as well as gains from real estate sales, partially offset by expenses related to owning and maintaining those assets, and a $4.7 million gain on the sale of investment securities. In the year ended November 30, 2010, Rialto Investments other income, net, was $17.3 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure as well as gains from real estate sales.

The segment also had equity in earnings (loss) from unconsolidated entities of ($7.9) million in the year ended November 30, 2011, consisting primarily of $21.4 million of unrealized losses related to the Company’s share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, partially offset by interest income earned by the AB PPIP fund and equity in earnings related to the Rialto Investments Real Estate Fund. This compares to equity in earnings (loss) from unconsolidated entities of $15.4 million in the same period last year, which included $9.3 million of unrealized gains related to the Company’s share of the mark-to-market adjustments of AB PPIP investments. In the year ended November 30, 2011, expenses in this segment were $132.6 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $67.9 million in the same period last year.

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Corporate General and Administrative Expenses

Corporate general and administrative expenses were $95.3 million, or 3.1% as a percentage of total revenues, in the year ended November 30, 2011, compared to $93.9 million, or 3.1% as a percentage of total revenues, in the year ended November 30, 2010.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $20.3 million and $25.2 million, respectively, in the year ended November 30, 2011 and 2010. Net earnings attributable to noncontrolling interests during both the years ended November 30, 2011 and 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2010. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern time on Wednesday, January 11, 2012. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3765 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2011	2010	2011	2010
Revenues:
Lennar Homebuilding	$834,185	761,386	2,675,124	2,705,639
Lennar Financial Services	72,009	79,059	255,518	275,786
Rialto Investments	46,460	19,679	164,743	92,597

Total revenues	$952,654	860,124	3,095,385	3,074,022

Lennar Homebuilding operating earnings	$25,205	27,008	109,044	100,060
Lennar Financial Services operating earnings	9,063	11,719	20,729	31,284
Rialto Investments operating earnings	6,036	25,112	63,457	57,307
Corporate general and administrative expenses	(28,530)	(25,058)	(95,256)	(93,926)

Earnings before income taxes	11,774	38,781	97,974	94,725
Benefit for income taxes	13,697	3,737	14,570	25,734

Net earnings (including net earnings (loss) attributable to noncontrolling interests)	25,471	42,518	112,544	120,459
Less: Net earnings (loss) attributable to noncontrolling interests	(4,807)	10,488	20,345	25,198

Net earnings attributable to Lennar	$30,278	32,030	92,199	95,261

Average shares outstanding:
Basic	184,723	183,102	184,541	182,960

Diluted	195,425	193,239	195,185	188,857

Earnings per share:
Basic	$0.16	0.17	0.49	0.51

Diluted	$0.16	0.17	0.48	0.51

Supplemental information:
Interest incurred (1)	$50,406	45,405	201,401	181,480

EBIT (2):
Net earnings attributable to Lennar	$30,278	32,030	92,199	95,261
Benefit for income taxes	(13,697)	(3,737)	(14,570)	(25,734)
Interest expense	43,221	36,907	162,970	143,946

EBIT	$59,802	65,200	240,599	213,473

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

10-10-10

LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010
Lennar Homebuilding revenues:
Sales of homes	$816,523	725,795	2,624,785	2,631,314
Sales of land	17,662	35,591	50,339	74,325

Total revenues	834,185	761,386	2,675,124	2,705,639

Lennar Homebuilding costs and expenses:
Cost of homes sold	658,152	597,080	2,101,414	2,113,393
Cost of land sold	16,826	21,878	42,611	52,968
Selling, general and administrative	112,462	102,049	384,798	376,962

Total costs and expenses	787,440	721,007	2,528,823	2,543,323

Lennar Homebuilding operating margins	46,745	40,379	146,301	162,316
Lennar Homebuilding equity in loss from unconsolidated entities	(69,242)	(1,656)	(62,716)	(10,966)
Lennar Homebuilding other income, net	69,698	4,861	116,109	19,135
Other interest expense	(21,996)	(16,576)	(90,650)	(70,425)

Lennar Homebuilding operating earnings	$25,205	27,008	109,044	100,060

Lennar Financial Services revenues	$72,009	79,059	255,518	275,786
Lennar Financial Services costs and expenses	62,946	67,340	234,789	244,502

Lennar Financial Services operating earnings	$9,063	11,719	20,729	31,284

Rialto Investments revenues	$46,460	19,679	164,743	92,597
Rialto Investments costs and expenses	38,399	20,831	132,583	67,904
Rialto Investments equity in earnings (loss) from unconsolidated entities	(2,961)	9,013	(7,914)	15,363
Rialto Investments other income, net	936	17,251	39,211	17,251

Rialto Investments operating earnings	$6,036	25,112	63,457	57,307

11-11-11

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2011	2010	2011	2010
Deliveries—Homes:
East	1,413	1,393	4,576	4,539
Central	474	422	1,661	1,682
West	580	490	1,846	2,079
Southeast Florida	331	240	904	536
Houston	466	428	1,411	1,645
Other	111	116	447	474

Total	3,375	3,089	10,845	10,955

Of the total home deliveries listed above, 16 and 99, respectively, represent home deliveries from unconsolidated entities for the three months and year ended November 30, 2011, compared to 29 and 96 home deliveries from unconsolidated entities in the same periods last year.

Deliveries—Dollar Value:
East	$313,706	294,335	1,009,750	970,355
Central	100,096	86,789	355,350	348,486
West	182,182	163,582	598,202	711,822
Southeast Florida	85,824	62,800	239,607	131,091
Houston	106,369	92,915	321,908	357,590
Other	37,638	43,212	166,186	172,948

Total	$825,815	743,633	2,691,003	2,692,292

Of the total dollar value of home deliveries listed above, $9.3 million and $66.2 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three months and year ended November 30, 2011, compared to $17.8 million and $61.0 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders—Homes:
East	1,258	1,024	4,769	4,509
Central	402	425	1,716	1,769
West	526	394	1,965	1,922
Southeast Florida	303	168	947	614
Houston	418	397	1,521	1,641
Other	120	112	494	473

Total	3,027	2,520	11,412	10,928

Of the total new orders listed above, 12 and 98, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2011, compared to 24 and 90 new orders from unconsolidated entities in the same periods last year.

New Orders—Dollar Value:
East	$275,378	213,507	1,051,624	954,255
Central	84,428	85,237	367,274	365,667
West	162,165	119,533	638,418	625,469
Southeast Florida	79,762	42,168	254,632	156,424
Houston	94,465	84,538	342,836	355,771
Other	48,500	40,535	189,658	169,025

Total	$744,698	585,518	2,844,442	2,626,611

Of the total dollar value of new orders listed above, $6.7 million and $65.1 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three months and year ended November 30, 2011, compared to $14.2 million and $55.9 million dollar value of new orders from unconsolidated entities in the same periods last year.

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	November 30,
	2011	2010
Backlog—Homes:
East	948	755
Central	309	254
West	298	179
Southeast Florida	166	123
Houston	355	245
Other	95	48

Total	2,171	1,604

Of the total homes in backlog listed above, 2 homes represents the backlog from unconsolidated entities at November 30, 2011, compared to 3 homes in backlog from unconsolidated entities at November 30, 2010.

Backlog—Dollar Value:
East	$220,974	176,588
Central	65,256	52,923
West	97,292	58,072
Southeast Florida	52,013	39,035
Houston	79,800	58,822
Other	45,324	21,852

Total	$560,659	407,292

Of the total dollar value of homes in backlog listed above, $1.0 million represents the backlog dollar value from unconsolidated entities at November 30, 2011, compared to $2.1 million of backlog dollar value from unconsolidated entities at November 30, 2010.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia

Central:	Arizona, Colorado and Texas(2)

West:	California and Nevada

Southeast Florida:	Southeast Florida

Houston:	Houston, Texas

Other:	Illinois and Minnesota

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.
(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2011	2010
Lennar Homebuilding debt	$3,362,759	3,128,154
Total stockholders' equity	2,696,468	2,608,949

Total capital	$6,059,227	5,737,103

Lennar Homebuilding debt to total capital	55.5%	54.5%

Lennar Homebuilding debt	$3,362,759	3,128,154
Less: Lennar Homebuilding cash and cash equivalents	1,024,212	1,207,247

Net Lennar Homebuilding debt	$2,338,547	1,920,907

Net Lennar Homebuilding debt to total capital (1)	46.4%	42.4%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity).